                                  EXHIBIT 5.0
            OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP

                                 July 8, 1999

Genesys Telecommunications Laboratories, Inc.
1155 Market Street
San Francisco, CA 94103


     Re:  Genesys Telecommunications Laboratories, Inc. Registration Statement
          --------------------------------------------------------------------
          on form S-8 for an aggregate of 7,883,794 Shares of Common Stock
          ----------------------------------------------------------------

Ladies and Gentlemen:

   We have acted as counsel to Genesys Telecommunications Laboratories, Inc., a California corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 4,835,686 shares of the Company's common stock reserved for issuance under the Company's 1997 Stock Incentive Plan (the "1997 Plan"), (ii) an aggregate of 2,980,000 shares of Company's common stock to be issued pursuant to Written Compensation Agreements (the "Non-Plan Options"), (iii) an aggregate of 42,500 shares of the Company's common stock issuable pursuant to outstanding options granted under the Plato Software Corporation 1998 Share Option Plan (the "Plato Plan") and assumed by the Company and (iv) an aggregate of 25,608 shares of the Company's stock issuable pursuant to options granted under the Next Age Technologies, Inc. 1998 Equity Incentive Plan (the "Next Age Plan") and assumed by the Company.

   This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

   We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment of the 1997 Plan, the grant of the Non-Plan Options and the assumption of the options granted under the Plato and Next Age Plans. Based on such review, we are of the opinion that, if, as and when the shares of the Company's common stock are issued and sold (and the consideration therefor received) pursuant to the agreements evidencing duly authorized option grants and direct stock issuances under the 1997 Plan, the agreements evidencing the Non-Plan Options and the agreements evidencing the options granted under the Plato Plan and the Next Age Plan, as assumed by the Company, and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

   We consent to the filing of this opinion letter as Exhibit 5.0 to the Registration Statement.

   This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 1997 Plan, the Non-Plan Options, the Plato Plan, the Next Age Plan or the shares of the Company's common stock issuable under such plans and options.


                                    Very truly yours,


                                    /s/ Brobeck, Phleger & Harrison
                                    BROBECK, PHLEGER & HARRISON LLP